INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----


Bradley Pharmaceuticals, Inc. and Subsidiaries

  Report of Independent Certified Public Accountants                 F-2


  Consolidated Balance Sheets at December 31, 2001 and 2000          F-3


  Consolidated Statements of Operations for the
  Years Ended December 31, 2001 and 2000                             F-5


  Consolidated Statement of Shareholders' Equity for the
  Years Ended December 31, 2001 and 2000                             F-6


  Consolidated Statements of Cash Flows for the
  Years Ended December 31, 2001 and 2000                             F-7


  Notes to Consolidated Financial Statements                      F-8 - F-30

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
     Bradley Pharmaceuticals, Inc.


We have audited the accompanying consolidated balance sheets of Bradley Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bradley Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, and their consolidated shareholders' equity and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




GRANT THORNTON LLP

New York, New York
February 22, 2002

              Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS


                                                             December 31,
                                                    --------------------------
                  ASSETS                                2001          2000
                                                    --------------------------

CURRENT ASSETS
  Cash and cash equivalents                        $ 10,337,214  $    453,200
  Short-term investments                              6,977,988          -
  Accounts receivable-net of allowances               3,258,255     5,475,650
  Inventory                                           1,555,423     1,598,387
  Deferred tax asset                                  1,261,912       344,186
  Prepaid materials                                     424,945       354,283
  Prepaid expenses and other                             64,967        48,678
                                                    ------------  ------------
    Total current assets                             23,880,704     8,274,384

PROPERTY AND EQUIPMENT, NET                             797,992       254,781

INTANGIBLE ASSETS, NET                                7,181,740     8,105,429

DEFERRED TAX ASSET                                    3,149,730       699,101

OTHER ASSETS                                             36,318        91,841
                                                    ------------  ------------
                                                   $ 35,046,484  $ 17,425,536
                                                    ============  ============








The accompanying notes are an integral part of these statements.

              Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS



     LIABILITIES AND SHAREHOLDERS' EQUITY                December 31,
                                                   --------------------------
                                                       2001         2000
                                                   ------------  ------------
CURRENT LIABILITIES
  Current maturities of long-term debt            $    219,544  $     464,643
  Revolving credit line                                   -           577,639
  Accounts payable                                   1,317,135      1,488,253
  Accrued expenses                                   2,645,498      2,183,725
  Income taxes payable                                 388,285        148,227
                                                   ------------  -------------
    Total current liabilities                        4,570,462      4,862,487

LONG-TERM DEBT, less current maturities                305,739        661,569

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value; authorized,
    2,000,000 shares; issued-none                         -              -
  Common stock, $.01 par value, authorized,
    26,400,000 shares; issued 10,701,739
    in 2001, 8,206,627 shares in 2000                  107,018         82,066
  Common stock, Class B, $.01 par value,
    authorized, 900,000 shares; issued
    429,752 in 2001, 431,552 shares in 2000              4,298          4,316
  Additional paid-in capital                        30,400,772     15,537,697
  Accumulated other comprehensive loss                 (39,293)          -
  Retained earnings (accumulated deficit)              934,587     (2,677,379)
  Treasury stock-common stock-at cost
    (747,725 shares in 2001 and 740,481
    in 2000)                                        (1,237,099)    (1,045,220)
                                                   ------------   ------------
                                                    30,170,283     11,901,480
                                                   ------------   ------------
                                                  $ 35,046,484   $ 17,425,536
                                                   ============   ============





The accompanying notes are an integral part of these statements.

                Bradley Pharmaceuticals, Inc. and Subsidiaries

                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                  Years ended December 31,
                                               ------------------------------
                                                   2001             2000
                                               --------------    ------------

Net sales                                     $  25,702,966      $ 18,557,429

Cost of sales                                     4,168,045         4,271,967
                                               -------------      ------------
                                                 21,534,921        14,285,462
                                               -------------      ------------

Selling, general and administrative expenses     15,473,059        11,646,611
Depreciation and amortization                     1,169,484           954,568
Interest (income) expense-net                       (73,588)          248,115
Loss on investment                                  700,000              -
Loss due to impairment of asset                        -            3,897,000
                                               -------------      ------------
                                                 17,268,955        16,746,294
                                               -------------      ------------

     Income (loss) before
     income tax expense (benefit)                 4,265,966        (2,460,832)

Income tax expense (benefit)                        654,000          (398,000)
                                               -------------      ------------
     NET INCOME (LOSS)                        $   3,611,966      $ (2,062,832)
                                               =============      ============

Net income (loss) per common share
      Basic                                   $        0.42      $       (0.26)
                                               =============      =============
      Diluted                                 $        0.37      $       (0.26)
                                               =============      =============

Weighted average number
  of common shares
      Basic                                       8,570,000          7,900,000
                                               =============      =============
      Diluted                                     9,660,000          7,900,000
                                               =============      =============






The accompanying notes are an integral part of these statements.

              Bradley Pharmaceuticals, Inc. and Subsidiaries

              CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY



                                                     Common stock,
                                                    $.01 par value
                                                ----------------------
                                                  Shares      Amount
                                                -----------  ---------

Balance at December 31, 1999                     8,199,683  $  81,997

Stock options exercised                              5,000         50
Shares issued for consulting services                1,944         19
Warrants issued for consulting services
Purchase of treasury stock
Distribution of treasury stock
Net loss
                                                -----------  ---------
Balance at December 31, 2000                     8,206,627  $  82,066

Stock options exercised                            171,770      1,718
Shares issued for consulting services                  475          5
Warrants and options issued for consulting
  services
Warrants exercised                                 801,050      8,011
Private placement                                1,520,017     15,200
Warrants issued for proceeds
Stock conversion                                     1,800         18
Purchase of treasury stock
Distribution of treasury stock
Other comprehensive income/(loss):
  Net income
  Net unrealized losses on
    available-for-sale securities
Total comprehensive income
                                              ------------  ---------
Balance at December 31, 2001                   10,701,739  $  107,018
                                              ============  =========





                                          Class B common stock
                                            $.01 par value
                                         ----------------------
                                            Shares      Amount     Additional
                                                                 paid in capital
                                         ----------- ---------- ----------------

Balance at December 31, 1999               431,552  $    4,316 $  15,518,146

Stock options exercised                                                3,387
Shares issued for consulting services                                  4,194
Warrants issued for consulting services                               15,262
Purchase of treasury stock
Distribution of treasury stock                                        (3,292)
Net loss
                                         ----------- ---------- ----------------
Balance at December 31, 2000               431,552  $    4,316 $  15,537,697

Stock options exercised                                              388,831
Shares issued for consulting services                                  2,974
Warrants and options issued for consulting                           332,185
  services
Warrants exercised                                                 3,133,467
Private placement                                                 10,846,629
Warrants issued for proceeds                                         150,000
Stock conversion                            (1,800)        (18)
Purchase of treasury stock
Distribution of treasury stock                                         8,989
Other comprehensive income/(loss):
  Net income
  Net unrealized losses on
    available-for-sale securities
Total comprehensive income
                                        ----------- ----------- ----------------
Balance at December 31, 2001               429,752       4,298 $  30,400,772
                                        =========== =========== ================


                                           Accumulated         Retained
                                              other            earnings
                                          comprehensive      (accumulated
                                               loss             deficit)
                                               ----             --------

Balance at December 31, 1999            $      -           $    (614,547)

Stock options exercised
Shares issued for consulting services
Warrants issued for consulting services
Purchase of treasury stock
Distribution of treasury stock
Net loss                                                      (2,062,832)
                                           ------------      ------------
Balance at December 31, 2000            $      -            $ (2,677,379)


Stock options exercised
Shares isuued for consulting services
Warrants and options issued for
consulting services
Warrants exercised
Private placement
Warrants issued for proceeds
Stock conversion
Purchase of treasury stock
Distribution of treasury stock
Other comprehensive income/(loss):
  Net income                                                  3,611,966
  Net unrealized losses on
    available-for-sale securities           (39,293)
Total comprehensive income
                                         -----------       ------------
Balance at December 31,2001            $    (39,293)      $     934,587
                                        ============       ============



                                          Treasury stock
                                       ----------------------
                                        Shares      Amount        Total
                                       ---------  -----------   ------------

Balance at December 31, 1999            766,425  $ (1,107,842) $ 13,882,070

Stock options exercised                                               3,437
Shares issued for consulting services                                 4,213
Warrants issued for consulting services                              15,262
Purchase of treasury stock               25,000       (32,438)      (32,438)
Distribution of treasury stock          (50,944)       95,060        91,768
Net loss                                                         (2,062,832)
                                       ---------   -----------   -----------
Balance at December 31, 2000            740,481  $ (1,045,220) $ 11,901,480

Stock options exercised                                             390,549
Shares issued for consulting services                                 2,979
Warrants and options issued for
  consulting services                                               332,185
Warrants exercised                                                3,141,478
Private placement                                                10,861,829
Warrants issued for proceeds                                        150,000
Stock conversion
Purchase of treasury stock               34,448      (244,999)     (244,999)
Distribution of treasury stock          (27,204)       53,120        62,109
Other comprehensive income/(loss):
  Net income                                                      3,611,966
  Net unrealized losses on
    available-for-sale securities                                   (39,293)
                                                                -----------
Total comprehensive income                                        3,572,673
                                       ---------    ----------  -----------
Balance at December 31, 2001            747,725   $(1,237,099) $ 30,170,283
                                       =========   ===========  ===========


     The accompanying notes are an integral part of these statements.




                                  F-6




             Bradley Pharmaceuticals, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               Years ended December 31,
                                             ----------------------------
                                                2001            2000
                                             -------------  -------------

Cash flows from operating activities
  Net income (loss)                         $   3,611,966  $  (2,062,832)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities
      Depreciation and amortization             1,169,484        954,568
      Deferred income taxes                    (1,326,310)    (1,043,287)
      Allowance for doubtful accounts              20,135         50,392
      Inventory provision                        (184,471)       430,057
      Loss due to impairment of asset                -         3,897,000
      Loss on investment                          700,000           -
      Noncash compensation for consulting
        services                                  335,164         19,475
      Tax benefit due to exercise of
        non-qualified options and warrants        403,862           -
      Changes in operating assets and
        liabilities
          Accounts receivable                   2,197,260       (980,893)
          Inventory and prepaid materials         156,773        434,534
          Prepaid expenses and other               39,234         93,144
          Accounts payable                       (171,118)      (243,492)
          Accrued expenses                        461,773        504,594
          Income taxes payable                    240,058        (90,771)
                                              ------------   ------------
Net cash provided by operating activities    $  7,653,810   $  1,962,489
                                              ------------   ------------

Cash flows from investing activities
  Investments in trademarks, patents and
    other intangible assets                        (9,699)          (610)
  Purchase of short-term investments           (7,717,281)          -
  Purchase of property and equipment             (276,131)       (71,420)
                                              ------------   ------------
Net cash used in investing activities          (8,003,111)       (72,030)
                                              ------------   ------------

Cash flows from financing activities
  Payment of notes payable                     (1,104,105)    (1,504,114)
  Proceeds from acquisition note                     -         1,161,130
  Payment of revolving credit line, net          (577,639)    (1,542,682)
  Proceeds from private placement              10,861,829           -
  Proceeds from exercise of stock
    options and warrants                        1,086,120          3,437
  Proceeds from warrant sale                      150,000
  Purchase of treasury stock                     (244,999)       (32,438)
  Distribution of treasury stock                   62,109         91,768
                                              ------------   ------------
Net cash provided by (used in)
  financing activities                         10,233,315     (1,822,899)
                                              ------------   ------------
    NET INCREASE IN CASH AND CASH
      EQUIVALENTS                               9,884,014         67,560

Cash and cash equivalents at beginning
  of year                                         453,200        385,640
                                              ------------   ------------
Cash and cash equivalents at end
  of year                                    $ 10,337,214   $    453,200
                                              ============   ============

Supplemental disclosures of
  cash flow information:
    Cash paid during the year for:
      Interest                               $    111,000   $    248,000
      Income taxes                           $  1,604,000   $    644,000


The Company entered into capital leases of $503,176 in 2001 (See Note G)

Deferred tax assets and additional paid-in capital have been increased by $2,042,045 for the tax benefit relating to the exercise of warrants (see Note F )

The accompanying notes are an integral part of these statements.


                                  F-7



              Bradley Pharmaceuticals, Inc. and Subsidiaries

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001 and 2000



NOTE A - ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING
POLICIES

Bradley Pharmaceuticals, Inc. (the "Company") is a Delaware corporation originally founded in 1985. The Company's primary business activity is the marketing of various pharmaceutical products (primarily dermatology, nutritional, respiratory, and internal medicine), which primarily have been acquired through the purchase of trademark rights and patents. The products are sold either over-the-counter or by prescription only throughout the United States and to distributors in selected international markets.

A summary of the significant accounting policies of the Company applied in the preparation of the accompanying consolidated financial statements follows:

1.  Principles of Consolidation

The consolidated financial statements include the accounts of Bradley Pharmaceuticals, Inc. and its wholly-owned subsidiaries, Doak Dermatologics Inc. ("Doak"), Bradley Pharmaceuticals Overseas, Ltd. (a foreign sales corporation), and Bradley Pharmaceuticals (Canada) Inc. All intracompany transactions have been eliminated in consolidation.

2.  Cash and Cash Equivalents

Cash and cash equivalents include investments in highly liquid securities having an original maturity of three months or less at the time of purchase.

3.  Short-term Investments

The Company accounts for investments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company's debt and equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported in stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based upon the specific identification method. Held-to-maturity investments in the accompanying balance sheet represent investments in certificate of deposits maturing from March
2002 until December 2002. It is the Company's intention to hold these securities to maturity.

4.  Accounts Receivable and Material Customers

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors. Historically, the Company has not experienced significant credit losses on its accounts. The Company's five largest customers accounted for an aggregate of approximately 92% and 88% of accounts receivable at December 31, 2001, and 2000, respectively. On December 31, 2001, Quality King, Inc. owed approximately $3,090,000 to the Company or 56% of accounts receivable. Deferred revenue of $228,815 at December 31, 2001 represents the proportionate sales value of undelivered promotional goods to such customer. The following table presents a summary of sales to significant customers as a percentage of the Company's total revenues:

              Customer                        2001             2000
              --------                        ----             ----
         Cardinal Health, Inc.                 20%              27%
         AmerisourceBergen Corporation         12%              23%
         Quality King, Inc.                    40%              18%
         McKesson HBOC, Inc.                   11%              11%



Supplemental information on the accounts receivable balances at December 31, 2001 and 2000 are as follows:

                                              2001             2000
                                              ----             ----
Accounts receivable
  Trade                                  $  5,528,139     $  7,796,715
  Other                                       134,350          142,491
                                          ------------     ------------
                                            5,662,489        7,939,206
                                          ------------     ------------
Less allowances:
Chargebacks                                 2,164,695        2,217,404
Allowance for doubtful accounts               239,539          246,152
                                          ------------     ------------
                                            2,404,234        2,463,556
                                          ------------     ------------

Accounts receivable, net of allowances   $  3,258,255     $  5,475,650
                                          ============     ============


5.  Inventory

Inventory, consisting principally of finished goods, is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

6.  Prepaid Materials

The Company capitalizes certain product sample components. These items are charged to operations in the period in which the Company receives them.

7.  Property and Equipment

Property and equipment is stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a period ranging from 5 to 7 years for equipment, 3 to 5 years for furniture and fixtures and the lesser of 10 years or the life of the lease for leasehold improvements.

8.  Intangible Assets

The costs of non-compete agreements, goodwill, license agreements, and purchased trademarks and patents are capitalized and amortized on a straight-line basis to operations over their estimated useful lives.

The estimated amortization periods for other intangible assets are as follows:
10 to 20 years for goodwill, 10 years for license agreements, 17 years (or the remaining life at the time of purchase, if shorter) for patents, 10 to 25 years for trademarks and 3 years for non-compete agreements.

The Company follows Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable, management assesses the recoverability of the asset. Management compares the cash flows, on an undiscounted basis, expected to be generated from the related assets to the carrying amounts to determine whether an impairment has occurred.

During 2000, the Company recorded an impairment loss relating to the DECONAMINE(r) trademark. As a result of the Company's strategic review process of its product lines and related intangible assets, the Company determined that an event or circumstance occurred. The Company changed its future sales forecast for the product during April 2000 after it became apparent that significant marketing attention during the Fourth Quarter 1999 had minimal impact on the product's sales. Consequently, the fair value of the DECONAMINE(r) trademark was calculated on the basis of discounted estimated future cash flows and resulted in a noncash charge of $3,897,000. This charge, which has been recorded in the consolidated statement of operations, had no impact on the Company's cash flow. No impairment loss for long-lived assets was recorded for 2001.

9.  Accrued Expenses

Supplemental information on the accrued expenses at December 31, 2001 and 2000 are as follows:


                                            2001               2000
                                            ----               ----
    Employee compensation             $  1,274,830        $    798,649
    Rebate payable                         199,804             266,601
    Rebate liability                       559,128             105,000
    Deferred revenue                       228,815                -
    Other                                  382,921           1,013,475
                                       ------------        ------------
    Accrued expenses                  $  2,645,498        $  2,183,725
                                       ============        ============

The rebate payable represents actual claims for rebate amounts received from Medicaid and managed care providers and payable by the Company. In addition, the rebate liability represents the estimated claims for rebates owed to Medicaid and managed care providers but not yet received by the Company.

The rebate liability has been reclassified as a separate line within accrued expenses rather than a reduction in accounts receivable. In addition, the rebate payable has also been reclassified as a separate line within accrued expenses rather than being included within accounts payable.

10.  Revenue Recognition

Revenues from product sales are recognized upon shipment to customers and are shown net of sales adjustments for discounts, rebates to customers, returns, and chargebacks, which are provided in the same period that the related sales are recorded.

The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). Accordingly, revenue is recognized when all four of the following criteria are met;
(i) persuasive evidence that arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable.

11.  Risks, Uncertainties and Certain Concentrations

The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on key personnel, government regulation, manufacturing disruptions, competition, reliance on certain customers and vendors, absence of redundant facilities, and credit risk.

The Company is potentially subject to concentrations of credit risk, which consist principally of cash and cash equivalents, short-term investments, and trade accounts receivable. The cash and cash equivalent balances at December 31, 2001 and 2000 were principally held by two institutions, and are in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limit. As of December 31, 2001 and 2000, five wholesale customers accounted for $5,103,092 and $6,957,114 or 92% and 88%, respectively, of the total accounts receivable balance.

Approximately 7% and 12% of the Company's net sales for the years ended December 31, 2001 and 2000 were derived from sales of its DECONAMINE(r) products. The Company cannot predict the date Deconamine(r)SR status will change from a prescription product to an over-the-counter product as mandated by the United States Food and Drug Administration, ("FDA"). Based upon information obtained from the FDA, the Company believes the status as a prescription product will not change in the foreseeable future.

The CARMOL(r) product line accounted for approximately 45% and 41% of the 2001 and 2000 net sales, respectively. Changes in the performance of our CARMOL(r) product line, consequently, will have a material effect on future operations.

For the year ended December 31, 2001, five vendors that manufacture and package products for the Company accounted for approximately 34%, 13%, 10%, 10% and 8% each of the Company's cost of goods sold. For the year ended December 31, 2000, the same five vendors that manufacture and package products for the Company accounted for approximately 13%, 13%, 12%, 11% and 11% each of the Company's cost of goods sold. No other vendor, packager or manufacturer accounted for more than 9% of the Company's cost of goods sold for 2001 or 2000. The Company currently has no manufacturing facilities of its own and, accordingly, is dependent upon maintaining its existing relationship with its vendors or establishing new vendor relationships to avoid a disruption in the supply of products to supply inventory. There can be no assurance that the Company would be able to replace its current vendors without any disruption to operations.

The Company had export sales of approximately 7% and 11% of its net sales for the years ended December 31, 2001 and 2000, respectively.

12.  Net Income (Loss) Per Common Share

The Company computes income per share in accordance with Statement of Financial Accounting Standards No. 128 Earnings per Share ("SFAS 128") which specifies the compilation, presentation and disclosure requirements for income (loss) per share for entities with publicly held common stock or instruments which are potentially common stock.

13.  Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return.

Deferred income taxes are provided for the future tax consequences attributable to the differences between the financial statement carrying amounts of assets and liabilities and their respective tax base. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

14.  Reclassifications

Certain reclassifications have been made to the 2000 financial statements in order to conform to the current presentation. In particular, the rebate liability of $105,000 has been reclassified as a separate line within accrued expenses rather than a reduction in accounts receivable. In addition, the rebate payable of $266,601 has also been reclassified as a separate line within accrued expenses rather than being included within accounts payable.


15.  Using Estimates in Financial Statements

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's estimate for chargebacks, rebates and returns, the determination of useful lives of intangibles and the realization of deferred tax assets represent particularly sensitive estimates.

16.  Chargebacks and Rebates

Chargebacks and rebates are based on the difference between the prices at which the Company sells its products to wholesalers and the sales price ultimately paid by the end-user (often governmental agencies and managed care buying groups) pursuant to fixed price contracts. The Company records an estimate of the amount either to be charged back to the Company, or rebated to the end user, at the time of sale to the wholesaler. Management has recorded a reserve for chargebacks, including returns, of $2,164,695 and $2,217,404 for the years ended December 31, 2001 and 2000, based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The Company recorded a rebate liability of $559,128 and $105,000 and a rebate payable of $199,804 and $266,601 for the years ended December 31, 2001 and 2000, respectively. The amount of actual chargebacks and rebates claimed could differ (either higher or lower) in the near term from the amounts accrued by the Company.

17.  Advertising

The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to approximately $3,246,000 and $2,260,000 for the years ended December 31, 2001 and 2000, respectively.

18.  Shipping

The Company expenses shipping costs as incurred. Shipping costs charged to selling, general, and administration expense amounted to $273,394 and $194,404 for the years ended December 31, 2001 and 2000, respectively.

19.  Research and Development

Research and development costs related to both present and future products are expensed currently. Total expenditures on research development for fiscal 2001 and 2000 were $278,841 and $245,261, respectively.

20.  Stock Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," as modified by FIN 44 and related interpretations in accounting for its employee stock options. Under
APB 25, because the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation."

21.  New Accounting Standards

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations,
and SFAS 142, Goodwill and Intangible Assets.   SFAS 141 is effective for all
business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between
July 1, 2001 and the effective date of SFAS 142.   Major provisions of these
Statements and their effective dates for the Company are as follows:

* All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.
* Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.
* Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.
* Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator
* All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

The Company continued to amortize goodwill recognized prior to July 1, 2001, under its current method until January 1, 2002, at which time annual goodwill amortization of $119,000 will no longer be recognized. By June 30, 2002 the Company will have completed a transitional fair value based impairment test of
goodwill as of January 1, 2002.   Impairment losses, if any, resulting from the
transitional testing will be recognized in the quarter ended March 31, 2002, as a cumulative effect of a change in accounting principle. The Company is currently evaluating the impact of this statement.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement is effective for fiscal years beginning after December
15, 2001. This supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", while retaining many of the requirements of such statement.
The company is currently evaluating the impact of this statement.


NOTE B - SHORT-TERM INVESTMENTS

The Company's short-term investments are intended to establish a high-quality portfolio that preserves principal, meets liquidity needs and delivers an appropriate yield in relationship to the Company's investment guidelines and market conditions.

The Company invests primarily in money market funds, short-term commercial paper, certificate of deposits, treasury bills, treasury notes, bond funds, equities and fixed-income securities. By policy, the Company invests primarily in high-grade investments.

The following is a summary of available-for-sale securities:


                                               Gross
                                             Unrealized
                                 Cost        Gain/(Loss)   Gross Fair Value
                                 ----        -----------   ----------------
Short-term municipals        $ 1,009,329    $       (17)  $   1,009,312
Bond funds                       827,042        (37,037)        790,005
Corporate bonds                1,871,473        (20,350)      1,851,123
Equities                         758,739         18,111         776,850
                               ---------        --------      ---------
Total available-for-sale
  securities                 $ 4,466,583    $   (39,293)  $   4,427,290
                               =========        ========      =========


During the year ended December 31, 2001 and 2000, the Company did not realize any gain or loss on sales of available-for-sale securities. The net adjustment to unrealized losses during fiscal 2001 and fiscal 2000 on available-for-sale securities included in stockholders' equity totaled $39,293 and zero, respectively. The Company views its available-for-sale securities as available for current operations.

The Company's held-to-maturity investments represent deposits with financial institutions that have an original maturity of more than three months and a remaining maturity of less than 1 year, when purchased. Securities classified as held-to-maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at cost.

The composition of the Company's held-to-maturity investments at December 31, 2001 is as follows:


Certificate of deposit, 5.64%,
     maturity date March 8, 2002                          $  1,043,526
Certificate of deposit
     estimated amount collectable from FDIC                    300,000
Certificate of deposit, 5.32%,
     maturity date May 30, 2002                                206,224
Certificate of deposit, 4.01%
     maturity date October 2, 2002                             500,000
Certificate of deposit, 3.64%
     maturity date December 13, 2002                           500,948
                                                           -----------
Total held-to-maturity investments                        $  2,550,698
                                                           ===========


In Fourth Quarter 2001 and subsequent to the Form 10-QSB filed on November 14, 2001, the Company recorded a $700,000 pre-tax charge related to an impairment of an investment resulting from a subsequent bank failure. A portion of the $1 million certificate of deposit the Company invested is unlikely to be collected. The revised carrying amount of $300,000 is comprised of (i) $100,000 representing the amount already collected by the Company on the certificate of deposit and (ii) $200,000 representing the estimated amount realizable on the certificate of deposit based upon information obtained from the FDIC.


NOTE C - INTANGIBLE ASSETS

Intangible assets are summarized as follows:


                                 December 31,              December 31,
                                    2001                       2000
                                    ----                       ----
                                        Accumulated                 Accumulated
                             Cost       Amortization     Cost       Amortization
                             ----       ------------     ---        ------------
Trademarks. . . . .      $18,136,728    $11,362,737  $18,135,614    $10,593,725
Patents. . . . . .         1,327,454      1,251,742    1,327,454      1,231,750
Licenses. . . . . .          124,886        109,200      124,886         96,720
Goodwill. . . . . .        1,274,685        958,334    1,266,099        826,429
Covenants not to
  compete. . . . . .         162,140        162,140      162,140        162,140
                          ----------     ----------   ----------     ----------
                         $21,025,893    $13,844,153  $21,016,193    $12,910,764
                          ==========     ==========   ==========     ==========



Intangible assets arose principally from the Doak acquisition (Note D) and the following significant transactions.

1.  TRANS*VER*SAL(r) Acquisition

On March 30, 1993, the Company acquired from Tsumura Medical, a division of Tsumura International, Inc., all technical, proprietary and distribution rights to five specialized dermal patch products currently used in the treatment of warts. Of the total purchase price, $866,250 was attributed to trademarks with an estimated life of 20 years.

2.  DECONAMINE(r) Acquisition

On December 10, 1993, the Company acquired from Berlex Laboratories, Inc., a subsidiary of Schering AG, all technical, proprietary rights, distribution rights, including trademarks and registrations to an allergy and decongestant remedy called DECONAMINE(r).

The total amount of consideration issued for the DECONAMINE(r) acquisition is as follows: (1) Cash paid for 1993- $6,000,000; 1994- $2,000,000; 1996- $2,660,000;
1997- $1,650,000  (2) Common stock issued for 1996- 1,000,000 shares; and
1997- 450,000 shares (3) Warrants issued for 1997- 750,000 warrants with an exercise price of $1.25, which were exercised on July 31, 2001. Of the total purchase price, $12,962,994 was attributed to trademarks with an estimated life of 20 years.

During 2000, the Company recorded an impairment loss relating to the DECONAMINE(r) trademark. As a result of the Company's strategic review process of its product lines and related intangible assets, the Company determined that an event or circumstance occurred. The Company changed its future sales forecast for the product during April 2000 after it became apparent that significant marketing attention during the Fourth Quarter 1999 had minimal impact on the product's sales. Consequently, the fair value of the DECONAMINE(r) trademark was calculated on the basis of discounted estimated future cash flows and resulted in a non-cash charge of $3,897,000. This charge, which has been recorded in the consolidated statement of income, had no impact on the Company's cash flow.

Additionally during 2000, the Company revised its estimate of the useful life of DECONAMINE(r). The Company believes that a remaining useful life of 13 years is appropriate.

3.	PAMINE(r) Acquisition

In February 1994, the Company acquired from Pharmacia Corporation all United States manufacturing, packaging and proprietary rights, including all trademarks, registrations, marketing data, and customer lists of PAMINE(r) tablets, methscopalamine bromide, used in connection with the treatment of peptic ulcers. Of the total purchase price, $251,000 was allocated to trademarks with a useful life of 15 years.

4.	CARMOL(r) Acquisition

In June 1994, the Company acquired from Syntex (U.S.A.) Inc., packaging, quality control, stability, drug experience, file history, customer lists and marketing rights, titles and interests, including all U.S. trademarks to CARMOL(r) 10 and CARMOL(r) 20 (nonprescription total body moisturizers) and CARMOL(r) HC
(a prescription moisturizer containing hydrocortisone) (the "CARMOL(r) Products"). The Company agreed to pay Syntex a 3% royalty on sales of CARMOL(r) Products, commencing June 10, 1997 for a period of seven years. Of the total purchase price, $495,000 was allocated to trademarks with a useful life of 10 years.

5.	ACIDMANTLE(r) Acquisition

In May 1996, the Company acquired from Novartis AG the trademark rights to the ACIDMANTLE(r) skin treatment line, including the manufacturing, marketing and distribution rights within the United States and Puerto Rico. Approximately $100,000 of the purchase price remains due at December 31, 2000. The majority of the Purchase Price of $900,000 was attributed to trademarks with an estimated life of 10 years.

6.	BRONTEX(r) Acquisition

In October 1998, the Company acquired from Procter & Gamble Pharmaceuticals, Inc. all technical information, manufacturing, packaging and proprietary rights, including all trademarks, registrations, marketing data, customer lists and other information relating to an antitussive/expectorant remedy called BRONTEX(r). The majority of the purchase price of $1,842,000 was attributed to trademarks with an estimated life of 15 years.

During April 2001, the Company revised its estimate of the useful life of BRONTEX(r). The Company believes that a remaining useful life of 8 years is appropriate. Due to this change in estimate, the Company amortized an additional $57,000 during 2001.


NOTE D - ACQUISITION OF DOAK PHARMACAL CO., INC.

In 1994 and 1995, the Company acquired the shares of Doak Pharmacal Co., Inc., for approximately $1,349,000. Doak was a publicly traded company engaged in the manufacture and sale of over-the-counter cosmetic dermatologic products and ethical dermatologic products. The acquisition was accounted for as a purchase. Goodwill resulting from this purchase totaling approximately $1,266,000 is being amortized over ten years.


NOTE E - PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:


                                       Year ended          Year ended
                                    December 31, 2001   December 31, 2000
                                    -----------------   -----------------

Furniture and Fixtures             $       678,684     $       599,449
Equipment                                1,125,088             570,841
Leasehold Improvements                     167,930              19,783
                                           -------              ------
                                         1,971,702           1,190,073
Accumulated Depreciation                (1,173,710)           (932,292)
                                        -----------          ----------
                                   $       797,992     $       254,781
                                        ===========          ==========






                                 F-17


NOTE F - INCOME TAXES

The provision for income tax expense (benefit) is as follows:

                                      Year ended            Year ended
                                   December 31, 2001     December 31, 2000
                                   -----------------     -----------------

Current
     Federal                           $1,810,000              $560,000
     State                                287,000                85,000
                                          -------                ------
                                        2,097,000               645,000
                                        ---------               -------

Deferred
     Federal                           (1,260,000)             (958,000)
     State                               (183,000)              (85,000)
                                         ---------              --------
                                       (1,443,000)           (1,043,000)
                                       -----------           -----------
                                       $  654,000           $  (398,000)
                                       ===========           ===========

The following is a summary of the items giving rise to deferred tax assets at December 31, 2001 and 2000.


                                            2001                 2000
                                            ----                 ----
Current
     Allowance for doubtful accounts   $   88,629           $    91,079
     Allowance on sales                   508,969               234,010
     Investment loss accrual              259,000                  -
     Inventory reserves and
       capitalization                     272,350               341,333
     Accrued expenses                     132,964                21,951
                                          -------                ------
                                        1,261,912               688,373
                                        ---------               -------

Long-term
     Intangibles and fixed assets       3,149,730             1,398,200
                                        ---------             ---------

Total deferred tax assets               4,411,642             2,086,573

Less valuation allowance                     -               (1,043,286)
                                        ---------            -----------
                                    $   4,411,642         $   1,043,287
                                        =========             =========



During the Fourth Quarter 2001, the Company determined that no deferred tax asset valuation allowance was necessary. The Company believes that its projections of future taxable income makes it more likely than not that such deferred assets will be realized. During the Fourth Quarter 2000, the Company determined that a 50% valuation allowance on its deferred tax assets was needed. A full valuation allowance had been recorded at December, 31, 1999.

The deferred tax asset valuation allowance was reduced by approximately $1,043,000 in 2001 and increased by approximately $450,000 in 2000.

Deferred tax assets and additional paid in capital have been increased by $2,042,045 for the tax benefit relating to the exercise of warrants.

The difference between the actual Federal income tax expense and the amount computed by applying the prevailing statutory rate to income before income taxes is reconciled as follows:


                                         Year ended         Year ended
                                      December 31, 2001  December 31, 2000
                                      -----------------  -----------------

Tax at statutory rate                       34.0%              (34.0%)
State income tax expense, net of
     Federal tax effect                      2.8                 2.3
Change in valuation allowance              (24.5)               18.3
Other                                        3.0                (2.8)
                                             ---                -----
Effective tax rate                          15.3%              (16.2%)
                                            =====              =======


NOTE G -REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

On April 7, 1999, the Company entered into a loan agreement with LaSalle Business Credit, Inc. ("LaSalle") that is comprised of a $5 million revolving asset-based credit facility and a $2.5 million acquisition note for future product acquisitions. Advances under this revolving credit facility are calculated pursuant to a formula, which is based on the Company's then "eligible" accounts receivable and inventory levels. Advances under the $2.5 million acquisition note are pursuant to the Company finding a potential acquisition and receiving LaSalle's final approval. At the execution date, this loan agreement had an initial term of three years, required an annual fee, and was subject to an unused credit line percentage fee of one quarter of one percent (.25%). Interest accrued on amounts outstanding under this loan agreement at the rate equal to the prime rate of interest, announced from time to time, by LaSalle National Bank plus 1% for the revolving credit facility and plus 2% for the amount outstanding for the acquisition note. The Company's obligations under this loan have been collateralized by the Company's grant to LaSalle of a lien upon substantially all assets of the Company.

The loan agreement with LaSalle includes various restrictive covenants prohibiting the Company with certain limited exceptions, from, among other things, incurring additional indebtedness and paying dividends, substantial asset sales and certain other payments. The loan agreement also contains financial covenants including net worth, minimum net loss, interest coverage ratio, debt service ratio, and earnings before interest, taxes, depreciation, and amortization ("EBITDA").

On February 7, 2000, the Company borrowed $1,161,000 from the acquisition note in order to satisfy the note payable that was in connection with the acquisition of BRONTEX(r).

As of March 31, 2000, the Company was in violation of the net worth covenant, interest coverage ratio covenant, debt service coverage ratio covenant, and EBITDA covenant, which have been waived by LaSalle.

On June 19, 2000, LaSalle amended the Loan Agreement by reducing future funding through the use of the acquisition note by $1 million, decreasing the revolving asset-based credit facility by $1.5 million, increasing the interest rate by 1/2% for the acquisition note, increasing the interest rate by 1/2% for the revolving asset-based credit facility, and altered some covenants to more favorable terms.

The amended Loan Agreement is comprised of a $3.5 million revolving asset-based credit facility and a $1.5 million acquisition note. Interest now accrues on amounts outstanding under this Loan Agreement at the rate equal to the prime rate of interest, announced from time to time, by LaSalle National Bank plus
1 1/2% for the revolving credit facility (11% as of December 31, 2000) and plus 2 1/2% for the amount outstanding for the acquisition note (12% as of December 31, 2000).

On June 29, 2001, LaSalle amended the Loan Agreement by reducing the interest rate by 1/2% for the acquisition note and the revolving asset-based credit facility. In addition, the maximum allowable capital expenditures covenant for each calendar year was favorably increased from $150,000 to $300,000.

On October 15, 2001, the Company paid the remaining $702,000 in borrowings issued under the acquisition note.

Interest now accrues on amounts outstanding under the Loan Agreement at the rate equal to the prime rate of interest, announced from time to time, by LaSalle National Bank plus 1% for the revolving credit facility (5.75% as of December 31, 2001) and plus 2% for the amount outstanding for the acquisition note (6.75% as of December 31, 2001).

The Company had no borrowings issued under the revolving asset-based line of credit and the acquisition note at December 31, 2001 with a remaining availability pursuant to a borrowing base of $3,500,000 from the revolving line of credit and $411,000 from the acquisition note. As of December 31, 2001, the Company was in compliance with LaSalle's covenants.

Long-term debt consists of the following:


                                    December 31, 2001     December 31, 2000
                                    -----------------     -----------------

Installment note due 2001 (a)        $      60,084          $      60,084
Installment note due 2001 (b)                 -                    91,323
Capital lease obligation (c)               311,914                   -
Other capital lease obligations (d)        151,584                 53,876
Acquisition note (e)                          -                   919,228

Other installment notes                      1,701                  1,701
                                           -------                -------

                                           525,283              1,126,212
Less:  current maturities                 (219,544)              (464,643)
                                          ---------             ----------

                                      $    305,739           $    661,569
                                          =========             ==========



(a) The note payable, which originated in August 1991 in connection with the acquisition of a trademark (DUADACIN(r)), calls for interest only, at the rate of 10% commencing August 1992, and quarterly installments consisting of principal and interest in the amount of $6,865 for the eight-year period commencing November 1993. This note is collateralized by the trademark assigned to the Company.

(b) The note payable, which originated in May 1996 in connection with the acquisition of a trademark (ACIDMANTLE(r)) is noninterest bearing and is payable in installments of $250,000 in May 1997, and $100,000 each per year from May 1998 through 2001. Interest at an annual rate of 9.5% has been imputed for this note. The seller has been granted a security interest in the assets acquired by the Company. During 2001, the Company paid the remaining outstanding balance.

(c) On March 8, 2001, the Company entered into a lease purchase agreement with General Electric Capital Business Asset Funding Corporation that is comprised of a $300,000 credit facility for equipment purchases, specifically to upgrade and install a computer network. At the conclusion of the interim period (the period the Company purchases the equipment), this lease purchase agreement has a term of 3 years. During the interim period, the Company is subject to interest in an amount determined by applying the interim rate, which is the prime rate of interest announced from time to time by Chase Manhattan Bank plus one percent, to the total then outstanding balance. During the basic term (the period subsequent to the interim period), beginning on July 1, 2001, the Company is subject to interest in an amount determined by applying the periodic rate of 10% to the total cost.

    On June 28, 2001, the credit facility was amended by increasing the funding commitment to $380,225.

(d) On December 31, 2000, the other capital lease obligations consisted of a forklift and automobile lease payable in monthly installments of $1,928 through April 2002 and $1,225 from April 2002 through March 2004. The interest rates for the two capital lease obligations are 7.6% and 8.9% respectively. During September 2001, the Company entered into financing agreements for $73,000 for the purchase of automobiles. The term of the loan is 5 years with an interest rate of 6.9%. During October 2001, the Company entered into a financing agreement for $50,000 for the purchase of an automobile. The term of the loan is 5 years with an interest rate of 6.5%.

(e) The acquisition note arose in February 2000 as a result of repayment of the note payable in connection with the acquisition of the trademark BRONTEX(r). Interest accrues on amounts outstanding under the acquisition note at the rate equal to the prime rate of interest, announced from time to time, by LaSalle National Bank plus 2 1/2% (12% as of December 31, 2000). On
    October 15, 2001, the Company paid the remaining $702,000 in borrowings issued under the acquisition note.

The annual maturities of long-term debt are $219,544 due in 2002, $169,217 due in 2003, $87,226 due in 2004, $26,522 due in 2005 and $22,774 due in 2006 and
beyond. Because of the nature of the Company's debt, it is impractical to determine its fair value.


NOTE H - RELATED PARTY TRANSACTION

1. Transactions With an Affiliated Company

During the years ended December 31, 2001 and 2000, the Company received administrative support services (consisting principally of mailing, copying, financial services, data processing and other office services) which were charged to operations from Banyan Communications Group, Inc., an affiliate, in the amount of $167,377 and $215,190, respectively. Daniel and Iris S. Glassman, directors and shareholders of the Company, are majority owners of Banyan Communications Group, Inc.

2. Transactions With Shareholders

The Company leases office facilities in Fairfield, New Jersey from Daniel and Iris S. Glassman, directors and shareholders of the Company. The lease is for the period from February 1, 1998 to January 31, 2003 for 14,100 square feet of office and warehouse space. The rent expense, including an allocated portion of real estate taxes, was approximately $223,000 and $225,000 for the years ended December 31, 2001 and 2000, respectively.

On January 3, 2000, the Company advanced $100,000 to Daniel Glassman, pursuant to a promissory note bearing interest at 8.25% per annum. The accrued interest and principal is due in full, three years from the execution date, except that fifty percent of all future bonus payments will be applied first to accrued interest, then to principal. On December 31, 2001, Mr. Glassman owed $71,420 in principal and interest from this promissory note. During March 2002, Mr. Glassman paid the remaining outstanding principal and interest balances in full.

The Company consults with Bruce Simpson a director of the Company. Mr. Simpson provides services in marketing, sales, and corporate development. His related consultant expense was approximately $34,000 and $8,000 for the years ended December 31, 2001 and 2000, respectively.


NOTE I -SHAREHOLDERS' EQUITY

The Company's authorized shares of common stock are divided into two classes, of which 26,400,000 shares are common stock and 900,000 shares are Class B common stock. The rights, preferences and limitations of the common stock and the Class B common stock are equal and identical in all respects, except that each common stock share entitles the holder thereof to one vote upon any and all matters submitted to the shareholders of the Company for a vote, and each Class B share entitles the holder thereof to five votes upon certain matters submitted to the shareholders of the Company for a vote.

Both common stock and Class B common stock vote together as a single class upon any and all matters submitted to the shareholders of the Company for a vote, provided, however, that the holders of common stock and holders of Class B common stock vote as two separate classes to authorize any proposed amendment to the Company's Certificate of Incorporation, which affects the rights and preferences of such classes. So long as there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of Class B common stock vote as a separate class to elect a majority of the directors of the Company (who are known as "Class B Directors"), and the holders of common stock and voting preferred stock, if any, vote together as a single class to elect the remainder of the directors of the Company.

The Board of Directors may divide the preferred stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences and limitations of any series of preferred stock. The Board of Directors may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

1. Stock Repurchase Plan

In January 1997, the Company announced a program to repurchase up to 400,000 shares of the outstanding common stock in open market transactions over 24 months. In January 1999, the Company completed the program and began another program to repurchase an additional 600,000 shares of the outstanding common stock in open market transactions or a cumulative repurchase of 12% over the next 36 months. These shares will be held in Treasury by the Company to be used for purposes deemed necessary by the Board of Directors, including funding the Company's matching contributions to the 401(k) Plan. During 2001, the Company acquired 34,448 shares at a cost of $244,999. During 2000, the Company acquired 25,000 shares at a cost of $32,438.

2. Incentive and Non-Qualified Stock Option Plan

Under the 1990 Stock Option Plan, 2,600,000 shares of common stock are reserved for issuance. This plan expired upon the adoption of the 1999 Incentive and Non-Qualified Stock Option Plan; however, as of December 31, 2000 some options under this Plan remain outstanding.

Under the 1999 Incentive and Non-Qualified Stock Option Plan, 3,250,000 shares
of common stock are reserved for issuance.   The plan will expire on January 31,
2010, but options may remain outstanding past this date. As of December 31, 2001 and 2000, there were 2,505,000 and 2,812,000 shares were available for grant.

The number of shares covered by each outstanding option, and the exercise price, must be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares, stock split, or the payment of a stock dividend, and are summarized as follows:


                                                               Weighted
                                                               Average
                                          Number of            Exercise
                                           Options              price
                                           -------              -----

Balance, December 31, 1999                 1,311,570            $1.37

  Granted                                    455,589             1.59
  Exercised                                   (5,000)             .69
  Canceled or forfeited                     (425,173)            1.23
                                           ----------           -----

Balance, December 31, 2000                 1,336,986            $1.50
                                           ----------           -----

  Granted                                    385,892            $6.86
  Exercised                                 (171,770)            1.53
  Canceled or forfeited                     (117,337)            3.03
                                           ----------           -----

Balance, December 31, 2001                 1,433,771            $2.82
                                           ==========           =====






                                F-23


As of December 31, 2001, options outstanding for 1,063,470 shares were exercisable at a weighted average price of $1.70, and the weighted remaining contractual life was 3.1 years. As of December 31, 2000, options outstanding for 1,067,252 shares were exercisable at a weighted average price of $1.49, and the weighted remaining contractual life was 4.4 years. During 2001 and 2000, compensation cost for options and warrants issued to non-employees were $332,185 and $15,262. There were 95,917 options outstanding and exercisable to non-employees at December 31, 2001. There were 103,577 options outstanding to nonemployees at December 31, 2000, of which 100,877 were exercisable. Options issued typically vest over 3 years and have expiration dates ten years after issuance for employees and five years for board members and employees that have over 10% ownership.

The following table summarizes option data as of December 31, 2001:

                     Number      Weighted              Number
                   Outstanding   Average     Weighted Exercisable   Weighted
Range of Exercise    as of      Remaining     Average    as of      Average
   Prices          December 31, Contractual  Exercise December 31,  Exercise
   ------             2001         Life        Price     2001         Price
                      ----         ----        -----     ----         -----

$  .83 - $1.40      402,774        3.8         $1.22     330,774      $1.22
  1.41 -  3.66      739,396        3.0          1.63     702,396       1.62
  3.67 - 13.00      291,601        3.8          8.03      30,300       8.84
                    -------                               ------
                  1,433,771                            1,063,470
                  =========                            =========


The fair value of each option granted has been estimated on the grant date using the Black-Scholes Option Valuation Model. The following assumptions were made in estimated fair value:

  Dividend yield                                               0%
  Risk-free interest rate                                      6.0%
  Expected life after vesting period
    Directors and officers                                     4 years
    Others                                                     2 years
  Expected volatility - through December 1, 1995               60%
    December 2, 1995 - through December 31, 2000               90%
    January 1, 2001 - through December 31, 2001                60%

Had compensation cost been determined under SFAS No. 123, net income (loss) and net income (loss) per share would have been as follows:


                                               Year ended December 31,
                                               2001               2000
                                               ----               ----
Net income (loss)
  As reported                              $ 3,611,966       $ (2,062,832)
  Pro forma for SFAS No. 123 adjustment    $ 3,362,005       $ (2,383,352)


Net income (loss) per share
  As reported
    Basic                                        $0.42             $(0.26)
    Diluted                                      $0.37             $(0.26)
  Pro forma for SFAS No. 123 adjustment
    Basic                                        $0.39             $(0.30)
    Diluted                                      $0.35             $(0.30)

The weighted average fair value of options granted during 2001 and 2000 was $ 3.68 and $ 1.59, respectively.

The exercise price of all options granted during the years ended December 31, 2001 and 2000 equaled or was greater than the market price on the grant date.

3. Reserved Shares

The following table summarizes shares of common stock reserved for issuance at December 31, 2001:


                                                                 Number
                                              Exercise          Of shares
     Reserved for                               Price            Issuable
     ------------                               -----            --------


Warrants for consulting services
  (expiring July 9, 2008)                       $2.34              8,500
Warrants for consulting services
  (expiring July 31, 2003)                       2.38             32,766
Warrants for consulting services
  (expiring April 1, 2005)                       2.12            100,000
Warrants for consulting services
  (expiring May 21, 2004)                        3.15              1,800
Warrants for consulting services
  (expiring May 24, 2004)                        3.20              8,500
Warrants for consulting services
  (expiring April 30, 2004)                      3.22              8,000
Warrants issued for proceeds
  (expiring November 5, 2004)                   14.11            100,000
Warrants issued to private placement
  advisor (expiring October 29, 2005)            8.50            100,000
1990 and 1999 Stock Option Plans                               1,433,771
                                                               ---------
                                                               1,793,337



All warrants listed above are exercisable except for the 100,000 warrants issued to the private placement advisor, which are exercisable on May 1, 2005.

On April 2, 2001, as compensation for prior consulting services, the Company granted to a consultant, warrants to purchase 100,000 shares of common stock at the price of $2.125 per share, which are exercisable immediately, nonforfeitable, and will expire 4 years from its initial exercise date. During the First Quarter 2001, the Company expensed $132,897 for these services.

During the Second Quarter 2001, the Company granted various consultants warrants to purchase 18,300 shares of common stock at prices ranging from $3.15 to $3.22, which are exercisable immediately, nonforfeitable, and will expire 3 years from its initial exercise date. During the Second Quarter 2001, the Company expensed $26,106 for these services.

On July 23, 2001, 70,000 warrants previously issued to Stern Stewart & Company were exercised. As a result of this exercise, the Company issued 48,050 shares of common stock. In lieu of cash payment by Stern Stewart to the Company, Stern Stewart forfeited 21,950 shares of common stock.

On July 31, 2001, 750,000 warrants previously issued to Berlex Laboratories, Inc. were exercised. As a result of this exercise, the Company issued 750,000 shares of common stock and received $937,500 in proceeds.

On December 20, 2001, 3,000 warrants previously issued to a consultant were exercised. As a result of the exercise, the Company issued 3,000 shares of common stock and received $3,656 in proceeds.

In conjunction with the share issuance in the private placement with selected investors on October 30, 2001, the Company issued 100,000 warrants to the Company's financial advisor with an exercise price of $8.50 and maturity of October 29, 2005.

On November 6, 2001, the Company sold 100,000 warrants with an exercise price of $14.11 and a term of 3 years to selected investors for $150,000.

For financial reporting purposes, the tax benefit resulting from the exercise of non-qualified options and warrants allowable for income tax purposes in excess of expense recorded for financial reporting purposes is credited to additional-paid in capital.

4. Private Placement

On October 30, 2001, the Company completed a private placement of 1,511,000 unregistered shares of common stock at $7.73 per share. The offering price was based upon the preceding twenty-day bid closing price prior to October 30th, less 15%. In addition, the advisors of the private placement were issued 100,000 warrants with an exercise price of $8.50. The net proceeds from the offering was approximately $10.9 million after deducting estimated offering expenses. Proceeds from the offering, will be used for general corporate purposes.


NOTE J - COMMITMENTS AND CONTINGENCIES

1.	Leases

The Company leases office facilities in Fairfield, New Jersey from Daniel and Iris S. Glassman, directors and shareholders of the Company, and warehouse facilities in Fairfield, New Jersey; and office facilities in Chicago, Illinois. The Company vacated its leased manufacturing space in Westbury, New York in 1999.

The lease on the Fairfield, New Jersey facility, head quarters, is for a period from February 1, 1998 to January 31, 2003 for 14,100 square feet of office and warehouse space, with an option to renew and also includes payments of electric, water and sewer and the allocated portion of the real estate taxes. Rent expense, including an allocated portion of real estate taxes, was approximately $223,000 and $225,000 for the years ended December 31, 2001 and 2000, respectively.

The lease on the Fairfield, New Jersey 6,000 square foot warehouse, is for a period from February 1, 1999 to January 31, 2001, with an option to renew and also includes payments of electric, water and sewer, insurance, and common area maintenance. On March 21, 2001, the Company renewed the lease for a term expiring on February 28, 2003. Rent expense was approximately $52,000 and $50,000 for the years ended December 31, 2001 and 2000, respectively.

Approximate aggregate minimum annual rental commitments, including rent and real estate taxes, are as follows: $294,000 for 2002, $33,000 for 2003, and none for 2004 and beyond. Total rent expense for the years ended December 31, 2001 and 2000 were $280,000 and $282,000, respectively.

2.	Distribution Arrangement

The Company has a distribution arrangement with a third party public warehouse located in Tennessee to warehouse and distribute substantially all of its products. This arrangement provides that the Company will be billed based on invoiced sales of the products distributed by such party, plus certain additional charges.

3.	Legal Proceedings

The Company is involved in legal proceedings of various types in the ordinary course of business. While any such litigation to which the Company is a party contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position.


4.	Defined Contribution 401(k) Plan

The Company has a defined contribution 401(k) plan whereby the Company matches employee contributions up to 25% of the employee's first 6% of contributions with shares of the Company's common stock held in Treasury. The Company's contributions for the 401(k) employee match was approximately $38,000 and $46,000 incurred for the year ended December 31, 2001 and 2000, respectively.

5.  Recent Government Regulations

On November 3, 2000, the Company was informed by the Department of Health & Human Services of recent developments relating to phenylpropanolamine (PPA). The Agency's Nonprescription Drugs Advisory Committee (NDAC) determined that there is an association between PPA and hemorrhagic stroke and recommended that PPA not be considered generally recognized as safe for OTC use as a nasal decongestant. Based on these recent developments, Food and Drug Administration (FDA) intends to initiate rulemaking to classify PPA as nonmonograph (not generally recognized as safe and effective) for OTC use. Also, FDA has significant concerns about the continued use of PPA in prescription drug products, and therefore intends to take action to remove PPA from prescription drug products.

The Company currently has two non-strategic products, DUADACIN(r) and IPSATOL(r), with PPA and has ceased distribution until possible approved alternatives, including reformulations, are available. In June 2001, the
Company reformulated DUADACIN(r) not using PPA.   Management presently believes
that the outcome of this recent development will not have a material adverse effect on the Company's consolidated financial position or results from operations.

6.	Co-Promotion Agreement

On March 15, 2001, the Company entered into a three year agreement with Adams Laboratories to supplement the Company's promotional efforts for the product ENTSOL(r) Spray. However, if after the conclusion of the first year the annual net sales are less than $1,750,000, the agreement can be terminated. During the term of this agreement, the Company is responsible for a commission equal to fifty percent of the profit from the sale of ENTSOL(r) Spray. In accordance with the agreement, profit is defined as net sales less cost of goods sold less all promotional costs dedicated to ENTSOL(r) Spray incurred by the Company. On August 1, 2001, the agreement was amended to extend the annual sales threshold of $1,750,000 to include an additional 3 1/2 months. Currently, if the cumulative net sales from March 15, 2001 until June 30, 2002 are less than $1,750,000, the agreement can be terminated. During 2001, the Company expensed approximately $47,000 for Adams Laboratories' co-promotions.


NOTE K - NET INCOME (LOSS) PER SHARE

The Company computes income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128 Earnings Per Share (SFAS 128) which specifies the compilation, presentation and disclosure requirements for income
(loss) per share for entities with publicly held common stock or instruments which are potentially common stock.

Basic net income per common share is determined by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding. Diluted net income (loss) per common share is determined by dividing the net income by the weighted number of shares outstanding and dilutive common equivalent shares from stock options and warrants. A reconciliation of the weighted average basic common shares outstanding to weighted average diluted common shares outstanding follows:


                                  As of December 31,    As of December 31,
                                         2001                  2000
                                  ------------------    ------------------


     Basic Shares                      8,570,000             7,900,000
     Dilution: Stock options
       and warrants                    1,090,000                     0
                                       ---------             ---------
     Diluted shares                    9,660,000             7,900,000

     Net income (loss)               $ 3,611,966          $ (2,062,832)

     Net income (loss) per share
     Basic                                $ 0.42               $ (0.26)
     Diluted                              $ 0.37               $ (0.26)


In addition to stock options and warrants included in the above computation, options and warrants to purchase 491,000 shares of common stock at prices ranging from $7.05 to $14.11 per share were outstanding for the twelve months ending December 31, 2001. These were not included in the computation of diluted income per share because their exercise price was greater than the average market price of the Company's common stock and, therefore, the effect would be anti-dilutive.

For the twelve months ended December 31, 2000, stock options and warrants to purchase 2,201,000 shares of common stock at prices ranging from $0.83 to $4.03 per share were not included in the above computation. These were not considered in the computation of diluted income (loss) per share because of the net loss during the period and, therefore, the effect would be anti-dilutive.


 NOTE L - BUSINESS SEGMENT INFORMATION

The Company's two reportable segments are Kenwood Therapeutics (nutritional, respiratory, personal hygiene and internal medicine brands) and Doak Dermatologics, Inc. (dermatological brands).

The accounting policies used to develop segment information correspond to those described in the summary of significant accounting policies. The reportable segments are distinct business units operating in different market segments with no intersegment sales. The following information about the two segments are for the three and twelve months ended December 31, 2001 and 2000.


                                  Three Months Ended    Three Months Ended
                                  December 31, 2001     December 31, 2000
                                  -----------------     -----------------
Net sales:
Kenwood Therapeutics                 $2,954,066            $3,501,519
Doak Dermatologics, Inc.              4,893,786             3,499,091
                                      ---------             ---------
                                     $7,847,852            $7,000,610
                                      =========             =========
Depreciation and
amortization:
Kenwood Therapeutics                   $278,530              $183,969
Doak Dermatologics, Inc.                 63,653                63,001
                                         ------                ------
                                       $342,183              $246,970
                                        =======               =======
Income (loss) before
income tax (benefit):
Kenwood Therapeutics                   $397,186              $428,384
Doak Dermatologics, Inc.              1,000,793             1,359,489
                                      ---------             ---------
                                     $1,397,979            $1,787,873
                                      =========             =========
Income tax expense
(benefit):
Kenwood Therapeutics                ($1,040,000)            ($627,000)
Doak Dermatologics, Inc.                614,000               366,000
                                      ---------               -------
                                      ($426,000)            ($261,000)
                                      =========             ==========
Net income (loss):
Kenwood Therapeutics                 $1,437,186            $1,055,384
Doak Dermatologics, Inc.                386,793               993,489
                                      ---------             ---------
                                     $1,823,979            $2,048,873
                                      =========             =========
Geographic information
(revenues):
Kenwood Therapeutics
   United States                     $2,899,949            $3,389,264
   Other countries                       54,117               112,255
                                         ------               -------
                                     $2,954,066            $3,501,519
                                      =========             =========
Doak Dermatologics, Inc.
   United States                     $4,497,279            $3,247,734
   Other countries                      396,507               251,357
                                        -------               -------
                                     $4,893,786            $3,499,091
                                      =========             =========
Net sales by category:
   Dermatology                       $4,893,786            $3,499,091
   Respiratory                        2,029,166             2,013,171
   Nutritional                          206,726               764,270
   Internal Medicine                    665,515               701,633
   Personal Hygiene                      52,659                22,445
                                         ------                ------
                                     $7,847,852            $7,000,610
                                      =========             =========



                                    Twelve Months Ended   Twelve Months Ended
                                     December 31, 2001     December 31,2000
                                    -------------------   -------------------
Net sales:
Kenwood Therapeutics                   $10,177,512            $7,664,884
Doak Dermatologics, Inc.                15,525,454            10,892,545
                                        ----------            ----------
                                       $25,702,966           $18,557,429
                                        ==========            ==========
Depreciation and
amortization:
Kenwood Therapeutics                      $917,622              $706,410
Doak Dermatologics, Inc.                   251,862               248,158
                                           -------               -------
                                        $1,169,484              $954,568
                                         =========               =======
Income (loss) before
income tax (benefit):
Kenwood Therapeutics                      $424,642            (5,417,336)
Doak Dermatologics, Inc.                 3,841,324             2,956,504
                                         ---------             ---------
                                        $4,265,966           ($2,460,832)
                                         =========             =========
Income tax expense
(benefit):
Kenwood Therapeutics                   ($1,030,000)          ($1,387,000)
Doak Dermatologics, Inc.                 1,684,000               989,000
                                         ---------               -------
                                          $654,000             ($398,000)
                                           =======               =======
Net income (loss):
Kenwood Therapeutics                    $1,454,642           ($4,030,336)
Doak Dermatologics, Inc.                 2,157,324             1,967,504
                                         ---------             ---------
                                        $3,611,966           ($2,062,832)
                                         =========             =========
Geographic information
(revenues):
Kenwood Therapeutics
  United States                         $9,796,902            $7,205,065
  Other countries                          380,610               459,819
                                           -------               -------
                                       $10,177,512            $7,664,884
                                        ==========             =========
Doak Dermatologics, Inc.
  United States                        $14,113,841            $9,393,769
  Other countries                        1,411,613             1,498,776
                                         ---------             ---------
                                       $15,525,454           $10,892,545
                                        ==========            ==========
Net sales by category:
  Dermatology                          $15,525,454           $10,892,545
  Respiratory                            3,380,299             3,491,122
  Nutritional                            2,120,454             2,200,535
  Internal Medicine                      4,443,372             1,673,437
  Personal Hygiene                         233,387               299,790
                                           -------               -------
                                       $25,702,966           $18,557,429
                                        ==========            ==========



                                  F-29



                                 December 31, 2001      December 31, 2000

Segment assets:
Kenwood Therapeutics               $31,988,309             $15,044,032
Doak Dermatologics, Inc.             3,058,175               2,381,504
                                     ---------               ---------
                                   $35,046,484             $17,425,536
                                    ==========              ==========



The basis of accounting that is used by the Company to allocate expenses that relate to both segments are based upon the proportionate quarterly net sales of each segment. Accordingly, the allocation percentage used can differ between quarters and years depending on the segments proportionate share of net sales.